                                                                      EXHIBIT 99

                                 [NAME AND LOGO]

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
Contacts:   T. Scott Cobb                                Michael J. Boling, CPA
            President and Chief Executive Officer        Executive Vice President,
            901-754-6577                                 Chief Financial Officer, and Treasurer
                                                         901-754-6577
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                          SCB COMPUTER TECHNOLOGY, INC.
                        RECEIVES FINAL COURT APPROVAL OF
                        SETTLEMENT OF SHAREHOLDER LAWSUIT

Memphis, TN (March 19, 2002) - SCB Computer Technology, Inc. (OTCBB: SCBI) today announced that it has received final court approval of a settlement of a lawsuit originally filed on behalf of its shareholders in April 2000. The settlement will not have any impact on the company's past, current, or future earnings or financial position.

T. Scott Cobb, the President and Chief Executive Officer of the company, said "We are pleased that the shareholder lawsuit has been resolved in a positive way. The settlement removes yet another obstacle to the achievement of our strategic goals." Turning to the future, Mr. Cobb continued, "Our current management team is clearly focused on continuing to enhance the company's position in the information technology services industry and to improve the company's operating and financial performance. We hope to build on the momentum that we have achieved recently in our core businesses of professional staffing, outsourcing, and consulting that has led us to three consecutive quarters of positive financial results."

As previously disclosed, the lawsuit arose from the company's restatement of its consolidated financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000. In February 2001, the United States District Court for the Western District of Tennessee, Memphis Division, dismissed the lawsuit with prejudice as a matter of law. In March 2001, the lead plaintiffs appealed the dismissal order to the United States Court of Appeals for the Sixth Circuit. In October 2001, the company, the individual defendants, and the lead plaintiffs reached a definitive agreement to settle the lawsuit in order to avoid the risks, costs, and distraction of burdensome, protracted litigation. In reaching the settlement, the company and the individual defendants denied and continue to deny each and every claim of alleged violations of law made by the plaintiffs in the lawsuit.

Under the terms of the settlement, the company agreed to pay $2.1 million into a settlement fund to be administered under the supervision of the district court for the benefit of the plaintiff class. The settlement payment will be made entirely by the company's insurer. In December 2001, the district court preliminarily approved the settlement. On March 15, 2002, following a three-month period in which members of the plaintiff class were allowed to, but did not, object to the terms of the settlement, the district court entered an order approving the fairness of the settlement upon the conclusion of a final settlement hearing. The plaintiffs have 30 days in which to appeal the court's order approving the settlement.

As stated above, the settlement will not have any impact on the company's past, current, or future earnings or financial position. Looking ahead to the fourth quarter of fiscal 2002, the company continues to expect revenues in the range of $23 million to $26 million and net income in the range of $.01 to $.03 per share. For all of fiscal 2002, which ends on April 30, 2002, the company continues to expect that revenues will be in the range of $104 million to $107 million and net income will be in the range of $.07 to $.09 per share.

Certain statements contained in this press release and related statements by management of the company may be deemed to be forward-looking statements. The forward-looking statements, particularly those relating to future financial performance, involve a number of risks and uncertainties described in the company's filing with the Securities and Exchange Commission. The company undertakes no obligation to update this forward-looking information except as required by law.

SCB Computer Technology, Inc. is a leading provider of information technology management and technical services to state and local governments and commercial enterprises, including a number of Fortune 500 companies. For additional information, visit our home page at http://www.scb.com.